Exhibit 99.1

December 4, 2015

Argan, Inc. Completes Acquisition of The Roberts Company

Rockville, Md. - Argan, Inc. (NYSE: AGX) (“Argan”) today announced the acquisition of TRC Acquisition LLC, which owns 100% of The Roberts Company (“Roberts”), a fully integrated fabrication, construction and plant services company.  The purchase price of the acquisition is $500,000 in addition to the assumption of approximately $17 million in debt obligations, which Argan expects to retire within the month.

Rainer Bosselmann, Chairman and CEO of Argan, stated, “With substantial revenue and the reengagement and leadership of founder John Roberts, we believe the acquisition of Roberts enhances and diversifies our portfolio of companies.”

Founded in 1977 and headquartered near Greenville, North Carolina, Roberts is designed to work specifically with heavy and light industrial clients.  Its fabrication services offer unlimited steel plate fabrication specializing in custom complex ASME code pressure vessels and heat exchangers. In addition, Roberts provides a full service project solutions group for grass roots projects, as well as a plant services group to handle maintenance turnarounds, shutdowns and emergency mobilizations.  Roberts will operate as a wholly owned subsidiary of Argan.

About Argan, Inc.

Argan’s primary business is designing and building energy plants through its Gemma Power Systems subsidiary. These energy plants include simple and combined cycle natural gas-fired power plants as well as alternative energy facilities including biodiesel, ethanol, and those powered by renewable energy sources such as wind and solar. Argan also owns Atlantic Projects Company Limited and Southern Maryland Cable, Inc.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the continued strong performance of our power industry services business; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the Company’s ability to achieve its business strategy while effectively managing costs and expenses. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:	Investor Relations Contact:

Rainer Bosselmann	David Watson

301.315.0027	301.315.0027